UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SD
Specialized Disclosure Report
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ALLEGION PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)
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Ireland	001-35971	98-1108930
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

Unit No. 233 The Capel Building Mary’s Abbey Dublin 7, Ireland		D07 X324
(Address of principal executive offices)		(Zip code)

Tandra M. Foster Deputy General Counsel and Corporate Secretary (317) 810-3700
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.

☐    Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ________.

Item 1.01 - Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

The Conflict Minerals Report of Allegion Public Limited Company (the “Company”) for the year ended December 31, 2025 is filed as Exhibit 1.01 to this Form SD.

The Conflict Minerals Report is publicly available at www.allegion.com/corp/en/about/ESG/environmental/conflict-minerals.html. The Company’s website and information accessible through it are not part of, nor incorporated by reference into, this Form SD or the Conflict Minerals Report, and are not deemed “filed” with the U.S. Securities and Exchange Commission.

Item 1.02 - Exhibit

The Company’s Conflict Minerals Report for the year ended December 31, 2025 is filed as Exhibit 1.01 to this Form SD.

Item 3.01 - Exhibits

Exhibit	Description
1.01	Conflict Minerals Report for the Year Ended December 31, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ALLEGION PUBLIC LIMITED COMPANY
(Registrant)

/s/ Tandra M. Foster	May 22, 2026
Tandra M. Foster Deputy General Counsel & Corporate Secretary	(Date)